Exhibit 99.1

Lord Global Corporation (OTC: LRDG) Announces Receipt of Initial Purchase Order from Global Sanitizer Technologies Inc. for One Million Units of the Company’s Licensed Oral Sanitizer Product

This Purchase Order Represents $5 million in Gross Revenues when Manufactured and Shipped

Lord Global Corporation, n/k/a 27 Health Holdings Corp., OTC: LRDG (the “Company”) today announced that is wholly owned subsidiary, 27Health, Inc. (“27Health”) has received an order for one million units of the 4oz oral sanitizer spray and mouthwash from Global Sanitizers Technologies Inc.

27Health has the exclusive marketing rights to CoviGuard™, an oral sanitizer spray and mouthwash pursuant to a Definitive Joint Venture Investment and Marketing Agreement (Definitive agreement”) with Coviguard, Inc., which developed CoviGuard™, a unique, patent pending product designed to for the purpose to reducing and even eliminating the C0-SAR2 (COVID-19) viral load in the mouth. The Company believes that CoviGuard™ is the first and, at present, the only oral sanitizer spray and mouthwash on the market to significantly reduce the viral and bacterial loads in the oral and mucosa membrane (mouth and throat and thereby mitigate or eliminate the presence of COVID-19 in the human mouth, a major source of the spread of Coronavirus.

The order for one million units of the CoviGuard™ 4oz spray from Global Sanitizers Technologies Inc., one of the largest vertically integrated supply chains of hand sanitizers, gels and sanitizer surface sprays in the U.S., represents a major development for the Company. 27 Health, in addition to its exclusive distribution rights to CoviGuard™, has taken a leading role in working with manufactures to produce CoviGuard™ in quantities sufficient for this new order, which it expects to be able to deliver in or before the end of 2020.

Global Sanitizer Technologies Inc., as noted above, has one of the largest vertically integrated supply chains of hand sanitizers, gels and sanitizer surface sprays in the U.S., utilizing OTC and cGMP manufacturing facilities to produce the highest quality sanitizer products for the healthcare, hospital, pharmacy, retail and convenience store industries. Ryan Lewis, CEO of Global Sanitizer Technologies Inc. said,” We are excited to have the opportunity to distribute CoviGuard™, one of the first and only patent pending, oral sanitizers on the market. The amazing team at 27Health Inc. and Coviguard, Inc. has developed what we believe is a world class product that is going to serve as an additional line of defense against virus and disease. The CoviGuard™ product could well-become the leader in a new category of Oral Sanitizing products.”

Joseph Frontiere, CEO of Lord Global Corporation and 27Health Inc. said,” We are very fortunate to have Global Sanitizer Technologies Inc. be our first wholesaler and retailer to market the CoviGuard™ line of products. The Company believes that this will be the first of many orders for such a needed product given the continued spread of the COVID-19 pandemic. We believe we will be able to fulfil this order during the 4th calendar quarter of 2020. When shipped, this order will represent approximately $5 million plus in gross revenues with pharmaceutical-like margins. The hand sanitizer market is in excess of $3.3 billion and the Company believes this new market is at least that. This is a significant milestone for the company.”

Reference is made to the Company’s Form 8-K filed with the SEC on June 19, 2020 for additional information about Coviguard and the Definitive Agreement between 27Health and Coviguard.

About Global Sanitizer Technologies Inc.

Global Sanitizer Technologies has established one of the largest vertically integrated supply chains of hand sanitizer gels and sanitizer surface sprays in the USA. Global Sanitizer Technologies utilize OTC and cGMP manufacturing facilities to produce the highest quality sanitizer products that can be relied upon by the healthcare, hospital, pharmacy, retail, and convenience store industries. Based in Las Vegas, NV with operations in California, Nevada, and Texas, Global Sanitizer Technologies is quickly becoming one of the leading suppliers of bulk and wholesale hand sanitizers and surface disinfectants in the USA. For more information visit: www.GlobalSanitizers.com

About Lord Global Corporation

Lord Global Corporation intends to focus on the business development of its 27Health Inc. subsidiary. 27Health Inc. is dedicated to financing and marketing innovative, healthcare related products that are and will benefit from the permanent changes caused by the COVID-19 pandemic. It is our feeling that this crisis has accelerated the market share of direct to consumer healthcare products and services. Prior to the crisis, the direct to consumer cloud-based market was among the fastest growing, subsequent to this crisis, we believe that 10 years’ worth of market share has been condensed into several months. Hence, we have signed collaboration and distribution agreements with several companies. We believe that focusing on independent contractors and GIG-economy workers for all these products and services will help us in cross-selling each of these products and services to the same database. The Independent contractor and GIG-economy worker has been and is the fastest growing component of the U.S. labor supply and is estimated to be at least 60 million people. The pandemic is teaching individuals forced to work from their home to become adept at telecommuting. We believe coming out of this crisis, a large number of these individuals will prefer to work from their phones and computers and from any location as opposed to a fixed office. This will hyper-accelerate the already significant growth of this component of the U.S. labor supply. We believe that marketing health related products and services to this market will make us one of the fastest growing healthcare marketing companies.

Safe Harbor Statement-Important Cautions Regarding Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. For example, statements about future revenues and the Company’s ability to fund its operations and contractual obligations are forward looking and subject to risks. Several important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the inability to raise capital to support the Company through its growth stage, the Company’s inability to generate projected sales and trade relations between the United States. The Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

27Health, Inc. PR Contact Information

Sean Carter

info@27health.net